  Exhibit 99.1
3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2020 Second Quarter Financial Results

Vietnam Successfully Expanded to Largest Manufacturing Operation, with US, China,
Mexico and Latin America Providing Diversification and Global Trade Management Strategy

RONKONKOMA, NY – September 9, 2019 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2020 second quarter ended July 31, 2019.

Fiscal 2020 Second Quarter Financial Results Highlights and Recent Developments
●
Net sales for Q2FY20 of $27.5 million, compared with Q2FY19 of $25.6 million and Q1FY20 of $24.7 million
●
Gross profit for Q2FY20 of $10.4 million, compared with Q2FY19 of $9.2 million and Q1FY20 of $7.6 million
●
Gross margin as a percentage of net sales in Q2FY20 was 37.9%, compared to 35.7% in Q2FY19 and 30.6% in Q1FY20
●
Operating expenses of $7.8 million in Q2FY20, compared with $7.5 million in Q2FY19 and $7.9 million in Q1FY20
●
Operating profit of $2.6 million in Q2FY20 increased from $1.6 million in Q2FY19 and an operating loss of $(0.3) million in Q1FY20
●
Net income of $1.4 million in Q2FY20, compared with net income of $1.0 million in Q2FY19 and a net loss of $(465,000) in Q1FY20
●
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)* of $2.6 million, as compared to $2.1 million in Q2FY19 and $269,000 in Q1FY20
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Capital expenditures for fiscal 2020 second quarter were $0.4 million as compared with approximately $1.0 million in the fiscal 2019 period
●
Cash of $9.1 million at end of Q2FY20, down from $12.8 million at end of fiscal 2019, primarily resulting from increased inventories which reflect higher overall sales volume, the scaling up of manufacturing activities in Vietnam, and fulfilment of orders that had been backlogged due to prior delays in connection with ERP implementation
●
Total debt was $1,566,000 at end of Q2FY20, up from $1,319,000 at end of fiscal 2019
●
9,200 shares were repurchased during the three-month period ended July 31, 2019

* Adjusted EBITDA is a non-GAAP financial measure. A reconciliation is provided in the tables of this press release.

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “We delivered solid financial and operating performance progress in the second quarter of fiscal 2020. Quarterly revenues reached the highest level in Company history due in large part to filling backlog orders when not including sales relating to emergency demand. Sales increased across a wide array of product groups, including disposable garments, chemical suits, fire retardant products and high visibility apparel. These products can be made from several of our manufacturing locations around world with diversified supply chains to support our low-cost production practices. On a geographic basis, there was growth in the Americas, while Europe and China were negatively impacted by currencies as reported in US dollars. The strong US dollar against certain foreign currencies reduced consolidated revenues by approximately 3% or more. Canada, China, and Europe have all provided currency headwinds to date.

“Approximately $500,000 in revenues were recorded in the second quarter of fiscal 2020 for orders that had been delayed due to our enterprise resource planning (“ERP”) implementation. New bookings in the second quarter of $16.3 million increased 25% from the prior year period and by nearly 7% from the first quarter. Backlog at July 31, 2019 was $5.9 million, which increased from $5.4 million at the end of the first quarter due to increased bookings during the second quarter.

“We are experiencing a more normalized operating environment due to the confluence of two strategic imperatives which are gaining meaningful traction. The first of these relates to the ERP implementation which impacts our North American business that represents roughly half of our revenues. Products sold into this region are generally made in our manufacturing locations in Mexico, China, India, the US and, increasingly, Vietnam. The ERP system is finally beginning to get on track and we are beginning to derive benefits in key performance indicators, such as order processing and delivery, raw material management, and effective pricing and costing strategies.

“The second important operational objective was the expansion of our manufacturing facility in Vietnam. While many manufacturers around the world are contemplating a partial or complete exit from China in light of the ongoing trade negotiations with the US government, Lakeland’s highly experienced management team further extended the Company’s global manufacturing to include Vietnam. This was not done as a response to tariff wars but instead was a matter of vigilantly managing our cost structure. Simply put, China is far more expensive for manufacturing today as compared to 23-plus years ago when we first arrived there. We have a solid base of sales domestically in China along with both manufacturing and regional Southeast Asian sales which will be maintained and grown as appropriate. Our China operations currently has a manufacturing team of nearly 540, down from as high as 800 just a few years ago.

“Two years into executing our planned expansion into Vietnam, we now have a manufacturing team of over 750 in this location. Our manufacturing expansion into Vietnam is now essentially complete – including capital equipment purchases, investments in property and plant, and hiring of staff and related organizational expense additions – while efficiencies are improving, we are not expecting to be fully maximized until the second half of fiscal 2021. This gives us ample runway for continued growth in our largest operating market, the US, where import tariffs are not applicable, as well as other international markets.

“The aforementioned initiatives are aiding in our revenue growth and profitability. Gross margin in the fiscal 2020 second quarter was nearly 38%, an improvement sequentially from the first quarter and from the year-ago period when we have seasonally stronger sales. Efforts to drive our revenue mix toward higher margin products are favorably contributing. Elevated carrying costs from the expansion in Vietnam have only partially diluted our profit margins. As compared with the second quarter of last year, operating profit increased on a reported basis in US dollars in addition to improving as a percentage of sales. Operating income increased by 60% while our operating margin as a percentage of sales grew by 50%. We believe greater operating leverage can be achieved as we grow our global revenue base and as our manufacturing in Vietnam reaches its productivity potential.

“Half way through fiscal 2020, we are pleased with the strength of our business and the prospects for continued improvement. The diversification of our global operations and steps taken to drive efficiencies and cash flow growth are beginning to deliver their intended results.”

Fiscal 2020 Second Quarter Financial Results

Net sales were $27.5 million for the three months ended July 31, 2019, as compared to $25.6 million for the three months ended July 31, 2018 and $24.7 million for the three months ended April 30, 2019. On a consolidated basis for the second quarter of fiscal 2020, domestic sales were $14.4 million or 53% of total revenues and international sales were $13.0 million or 47% of total revenues. This compares with domestic sales of $13.4 million or 52% of the total and internationals sales of $12.3 million or 48% of the total in the same period of fiscal 2019.

The Company experienced sales growth domestically, benefiting from easing of earlier delivery challenges associated with the ERP implementation, as well as in all operating regions in the Americas excluding Mexico. Sales in Mexico were lower due to a large, recurring customer bid for FR (fire retardant) garments that was previously won and filled but has not been republished yet this year. Foreign exchange currency translations negatively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in US dollars.

Gross profit of $10.4 million for fiscal 2020 second quarter increased from $9.2 million for the same period of the prior year and from $7.6 million in the first quarter of fiscal 2020. Gross profit as a percentage of net sales was 37.9% for fiscal 2020 second quarter, up from 35.7% a year ago and significantly higher than 30.6% reported in the first quarter of fiscal 2020. Gross margin in dollars and as a percentage of sales benefited from higher volume which in part resulted from easing of ERP implementation issues, a more favorable mix of higher margin product sales, and improved contributions from the balancing of manufacturing between higher cost per unit and more efficient processing in China to lower cost but less efficient processing in Vietnam including substantial start-up expenses.

Operating expenses increased 3.7% to $7.8 million for the three months ended July 31, 2019 from $7.5 million for the three months ended July 31, 2018, and were down from $7.9 million for the first quarter of fiscal 2020. Operating expenses as a percentage of net sales was 28.3% for the three months ended July 31, 2019, compared to 29.3% for the three months ended July 31, 2018 and 31.9% for the three months ended April 30, 2019. The main factors for the increase in operating expenses on a year-over-year basis are higher expenses for professional fees, compensation (including severance), and depreciation, offset by a decrease in bad debt expense and a reduction in stock-based compensation. The performance improvement pertaining to the decrease of operating expenses as a percentage of net sales reflects higher revenues amid favorable business conditions and the processing of backlog orders with the easing of prior ERP implementation challenges.

Lakeland reported operating profit of $2.6 million for the three months ended July 31, 2019, up from $1.6 million for the three months ended July 31, 2018 and an operating loss of $(0.3) million for the three months ended April 30, 2019. Operating margins were 9.6% for the three months ended July 31, 2019, 6.4% for the three months ended July 31, 2018 and (1.3)% for the three months ended April 30, 2019.

Income tax expense consists of federal, state and foreign income taxes. Income tax expense was $1.2 million for the three months ended July 31, 2019, compared to $0.6 million for the three months ended July 31, 2018.

The Company reported net income of $1.4 million or $0.17 per basic share for the three months ended July 31, 2019, compared to net income of $1.0 million or $0.13 per basic share for the three months ended July 31, 2018 and a net loss of $(0.5) million or $(0.06) per basic share for the three months ended April 30, 2019. The results for three months ended July 31, 2019 as compared to the prior periods are primarily due to higher sales partially offset by foreign currencies, higher gross profit margin, and an easing of challenges relating to the ERP implementation as noted above.

As of July 31, 2019, Lakeland had cash and cash equivalents of approximately $9.1 million as compared to $12.8 million at January 31, 2019. Cash and cash equivalents decreased approximately $3.8 million from the beginning of the fiscal year. The decrease in cash was primarily a result of a net increase in other working capital elements. Accounts receivable increased $1.5 million from the beginning of the fiscal year due to the increase in sales for the second quarter 2019. Inventory increased by $7.0 million in the six months ended July 31, 2019 due to increased raw materials and finished goods necessary to scale up the Vietnam operation and to catch up on remaining orders delayed due to the ERP installation.

Working capital at July 31, 2019 was $65.4 million, an increase of $0.3 million as compared from January 31, 2019. As a result of new lease accounting adopted during fiscal 2020 in accordance with accounting principles generally accepted in the US, working capital was decreased by approximately $0.5 million in recognition of the current portion of the operating lease liability as of July 31, 2019. The Company’s $20 million revolving credit facility had a $0.3 million balance as of July 31, 2019 up from $0 at the end of the prior fiscal year. Total debt outstanding at July 31, 2019 was less than $1.6 million, up slightly from $1.3 million January 31, 2019.

The Company incurred capital expenditures of approximately $0.4 million during the second quarter of fiscal 2020, down from approximately $1.0 million in the second quarter of the prior year and slightly increased from $0.2 million in the first quarter of fiscal 2020. Capital expenditures for all of fiscal 2019 were $3.1 million and are expected to decline to approximately $2.0 million for fiscal 2020, with the majority of spending in the current year allocated toward the phased global rollout of the ERP system and additional manufacturing capacity in Vietnam and India.

During the three-month period ended July 31, 2019, 9,200 shares were purchased as part of the Company’s $2.5 million stock buyback program approved on July 19, 2016. To date, $1.2 million was spent to repurchase 114,848 shares.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company's fiscal 2020 second quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing 844-369-8770 (Domestic) or 862-298-0840 (International). For a replay of this call through September 16, 2019, dial 877-481-4010, Pass Code 53515.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow
Allen Dillard, AEDillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($000’s) Except Share Information

ASSETS	July 31,	January 31,
	2019	2019
Current assets
Cash and cash equivalents	$9,056	$12,831
Accounts receivable, net of allowance for doubtful accounts of $459 and $434 at July 31, 2019 and January 31, 2019, respectively	17,990	16,477
Inventories	49,409	42,365
Prepaid VAT and other taxes	1,123	1,478
Other current assets	2,434	2,319
Total current assets	80,012	75,470
Property and equipment, net	10,565	10,781
Operating leases right-of-use assets	2,670	-----
Deferred tax assets	6,964	7,267
Prepaid VAT and other taxes	176	176
Other assets	127	158
Goodwill	871	871
Total assets	$101,385	$94,723
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,290	$6,214
Accrued compensation and benefits	1,739	1,137
Other accrued expenses	3,547	2,825
Current maturity of long-term debt	158	158
Current portion of operating lease liabilities	506	-----
Borrowings under revolving credit facility	332	-----
Total current liabilities	14,572	10,334
Long-term portion of debt	1,076	1,161
Long-term portion of operating lease liabilities	2,152	-----
Total noncurrent liabilities	3,228	1,161
Total liabilities	17,800	11,495
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	------	-----
Common stock, $0.01 par; authorized 20,000,000 shares issued 8,475,929; outstanding 8,004,640 and 8,013,840 shares at July 31, 2019 and January 31, 2019, respectively	85	85
Treasury stock, at cost; 471,289 and 462,089 shares at July 31, 2019 and January 31, 2019, respectively	(4,614)	(4,517)
Additional paid-in capital	75,361	75,612
Retained earnings	15,230	14,300
Accumulated other comprehensive loss	(2,477)	(2,252)
Total stockholders' equity	83,585	83,228
Total liabilities and stockholders' equity	$101,385	$94,723

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($000’s) Except Share Information

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Net sales	$27,472	$25,616	$52,156	$49,960
Cost of goods sold	17,053	16,465	34,183	31,304
Gross profit	10,419	9,151	17,973	18,656
Operating expenses	7,781	7,505	15,650	14,593
Operating profit	2,638	1,646	2,323	4,063
Other income (expense), net	3	30	(24)	29
Interest expense	(38)	(37)	(72)	(68)
Income before taxes	2,603	1,639	2,227	4,024
Income tax expense	1,208	622	1,297	1,139
Net income	$1,395	$1,017	$930	$2,885
Net income per common share:
Basic	$0.17	$0.13	$0.12	$0.36
Diluted	$0.17	$0.12	$0.11	$0.35
Weighted average common shares outstanding:
Basic	8,012,475	8,116,199	8,013,150	8,116,199
Diluted	8,102,342	8,177,135	8,096,227	8,168,758

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018

Net sales	$27,472	$25,616	$52,156	$49,960
Year over year growth	7.2%	7.1%	4.4%	6.6%
Gross profit	10,419	9,151	17,973	18,656
Gross profit %	37.9%	35.7%	34.5%	37.3%
Operating expenses	7,781	7,505	15,650	14,593
Operating expenses as a percentage of sales	28.3%	29.3%	30.0%	29.2%
Operating income	2,638	1,646	2,323	4,063
Operating income as a percentage of sales	9.6%	6.4%	4.5%	8.1%
Interest expense	38	37	72	68
Other income (expense), net	3	30	(24)	29
Pretax income	2,603	1,639	2,227	4,024
Income tax expense	1,208	622	1,297	1,139
Net income	$1,395	$1,017	$930	$2,885

Weighted average shares for EPS-Basic	8,012	8,116	$8,013	8,116
Net income per share	$0.17	$0.13	$0.12	$0.36

Operating income	$2,638	$1,646	$2,323	$4,063
Depreciation and amortization	453	241	836	428
EBITDA	3,091	1,887	3,159	4,491
Equity Compensation	(452)	183	(251)	302
Adjusted EBITDA	2,639	2,070	2,908	4,793
Cash paid for taxes (foreign)	655	503	931	806
Capital expenditures	417	950	585	1,220
Free cash flow	$1,567	$617	$1,392	$2,767

TTM Adjusted EBITDA	$1,824	$9,231	$1,824	$9,231
TTM cash paid for taxes (foreign)	1,373	1,355	1,792	1,355
TTM capital expenditures	2,468	1,679	2,468	1,679
TTM free cash flow	$(872)	$6,197	$(872)	$6,197

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Net income to EBITDA
Net income	$1,395	$1,017	$930	$2,885
Interest	38	37	72	68
Taxes	1,208	622	1,297	1,139
Depreciation and amortization	453	241	836	428
Less Other income (expense), net	3	30	(24)	29
EBITDA	3,091	1,887	3,159	4,491
EBITDA to Adjusted EBITDA (excluding non-cash and one-time expenses)
EBITDA
Equity compensation	(452)	183	(251)	302

Adjusted EBITDA (excluding non-cash and one-time expenses)	2,639	2,070	2,908	4,793
Adjusted EBITDA to Adjusted Free Cash Flow (excluding non-cash and one-time expenses)
Adjusted EBITDA (excluding non-cash and one-time expenses)	2,639	2,070	2,908	4,793
Cash paid for taxes (foreign)	655	503	931	806
Capital expenditures	417	950	585	1,220
Adjusted Free Cash Flow (excluding non-cash and one-time expenses)	$1,567	$617	$1,392	$2,767